Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

(Pursuant to Section 14A:7-2(2) and (4) of
New Jersey Business Corporation Act)

Pursuant to the provisions of N.J.S.A. 14A:7-2(2) and (4), the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1. The name of the corporation is Lincoln Educational Services Corporation, a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Corporation”).

2. The following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), was approved by the Corporation’s board of directors (the “Board”) as required by Section 14A:7-2 of the New Jersey Business Corporation Act by unanimous written consent in lieu of a meeting.

3. The Board, in accordance with the Certificate of Incorporation, and the bylaws, as amended (the “Bylaws”), and applicable law, by unanimous written consent in lieu of a meeting effective as of November 12, 2019, authorized the issuance and sale by the Corporation of up to $12,700,000 in aggregate liquidation preference of shares of the Corporation’s preferred stock, no par value per share (the “Series A Preferred Stock”), and created a series of Series A Convertible Preferred Stock of the Corporation designated as the “Series A Convertible Preferred Stock”.  Pursuant to the provisions of the Certificate of Incorporation, the Bylaws and applicable law, by unanimous written consent in lieu of a meeting effective as of November 12, 2019, the Board fixed and determined the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the limitations thereof, and amended the Certificate of Incorporation to add such terms as a new Section 4 of Article IV of the Certificate of Incorporation as follows:

Series A Convertible Preferred Stock

Section 1              Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a single series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 12,700.

Section 2              Certain Definitions.

(a)          As used in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), the following terms shall have the respective meanings set forth below:

“Additional Series A Dividend Accrual Date” means November 14, 2024.

“Additional Series A Dividends” means the cash dividends provided for in Section 3(c).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that the following Persons shall not be deemed to be Affiliates of a Holder or any of its Affiliates:  (a) the Corporation and its subsidiaries and (b) any portfolio company in which such Holder or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates.  For the purpose of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or by contract.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Business Day” means any day except a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York or New Jersey, New Jersey are authorized or required by law, regulation or executive order to be closed.

“Buy-In” shall have the meaning set forth in Section 7(d).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the NASDAQ Global Select Market on such date.  If the Common Stock is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, no par value per share, of the Corporation, including the common stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and permitted assigns.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Notice” shall have the meaning set forth in Section 7(a).

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock are convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Covered Persons” shall have the meaning set forth in Section 18.

“Covered Repurchase” shall have the meaning set forth in Section 8(a)(iii).

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the Volume Weighted Average Price per share of Common Stock for each of the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 8.

“Distributed Property” shall have the meaning set forth in Section 8(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a subsidiary of the Corporation to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that September 30, 2020 shall be the first Dividend Payment Date; provided, further, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Series A Closing Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

“Dividend Rate” means the rate equal to nine point six percent (9.6%) per annum.

“Excess Amount” shall have the meaning set forth in Section 7(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning set forth in Section 8(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the board of directors of the Corporation, or an authorized committee thereof, including in any such case the approval of the Series A Director (which approval will not be unreasonably withheld, delayed or conditioned), (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $5,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Fundamental Change” means the occurrence of any of the following events:  (i) a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act, other than the Corporation, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of Common Stock representing more than 50% of the voting securities of the Corporation or the Corporation otherwise becomes aware of such ownership; (ii) the consummation of (a) any recapitalization, reclassification, change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) or other similar transaction as a result of which all or substantially all the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, or other property or assets or (b) any share exchange, consolidation, merger, reorganization or other similar transaction involving the Corporation or any of its subsidiaries; (iii) the Corporation sells, leases, license, conveys or transfers (whether in one transaction or in a series of transactions) all or substantially all of its assets; or (iv) the shareholders of the Corporation approve or the Corporation otherwise adopts any plan or proposal for the liquidation, dissolution or winding-up of the affairs of the Corporation; provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if the holders of all classes of Common Stock immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of all classes of Common Stock of the continuing or surviving corporation; provided, further, if (A) the “person” or “group” effecting a transaction or transactions described in clause (i) above shall be or include a Holder and (B) such transaction or transactions shall be effected without the consent or approval of a majority of the board of directors of the Corporation (excluding any directors that are affiliated with the “person” or “group” effecting the transaction or transactions described in clause (i) above), then such transaction or transactions shall not be deemed a Fundamental Change solely with respect to any such Holder and such Holder shall not be entitled to be paid out the Series A Liquidation Preference pursuant to Section 4, the Series A Redemption Price pursuant to Section 16(b) or the Additional Series A Dividends pursuant to Section 3(c) (only to the extent that the Corporation fails to notify such Holder of such transaction or transactions described in clause (i) above and such failure constitutes a Series A Dividend Increase Event) upon occurrence of such Fundamental Change.

“Hard Cap” shall have the meaning set forth in Section 7(f).

“Holder” or “Holders” means the holder of record of the Series A Preferred Stock as they appear on the stock register of the Corporation and/or the Transfer Agent, as the case may be.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Series A Holders.

“Junior Securities” means the Common Stock and any other class or series of shares of capital stock of the Corporation (including all Common Stock Equivalents of the Corporation) now existing or hereafter authorized that does not expressly rank pari passu with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation” means a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

“Mandatory Series A Conversion” shall have the meaning set forth in Section 6(a).

“Mandatory Series A Conversion Date” shall have the meaning set forth in Section 6(a).

“Notice of Mandatory Series A Conversion” shall have the meaning set forth in Section 6(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Corporation.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, an association, a joint stock company, an estate, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means The NASDAQ Global Select Market.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors of the Corporation or by statute, contract or otherwise).

“Redemption” shall have the meaning set forth in Section 16(e).

“Redemption Notice” shall have the meaning set forth in Section 16(a)(ii).

“Redemption Request” shall have the meaning set forth in Section 16(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 14, 2019, by and among the Corporation and each of the investors party thereto.

“Required Series A Holders” means, as of any date, the holders of at least a majority of the shares of Series A Preferred Stock outstanding as of such date.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of November 14, 2019, by and among the Corporation and each of the investors party thereto.

“Senior Secured Debt Agreement” shall have the meaning set forth in Section 15(e).

“Series A Closing Date” means the date of the closing of the purchase and sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreement.

“Series A Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to the Series A Stated Value divided by the Series A Conversion Rate, in each case, in effect at such time.

“Series A Conversion Rate” means, for each share of Series A Preferred Stock, initially 423.729 shares of Common Stock, subject to adjustment as provided herein.

“Series A Director” shall have the meaning set forth in Section 17(a).

“Series A Dividend Increase Event” means any failure by the Corporation (a)  after November 14, 2024 to pay the Series A Preferred Dividends or the Additional Series A Dividends when due to the Holders of Series A Preferred Stock, (b) to effect the conversion of a Holder’s Series A Preferred Stock pursuant to Section 5 or Section 6 when required, (c) to effect the redemption of a Holder’s Series A Preferred Stock pursuant to Section 16(b) when required, (d) to notify the Holders in the event of a Fundamental Change, (e) to comply with the anti-dilution provisions of Section 8, (f) to comply with the notice provision of Section 9, (g) to comply with the protective provisions set forth in Section 15, or (h) to have an effective registration statement filed by the Corporation pursuant to the Securities Act as required herein or by the Registration Rights Agreement.

“Series A Issue Price” means an amount per share of Series A Preferred Stock equal to $1,000.00, as adjusted for stock splits, reverse stock splits and similar transactions with respect to the Series A Preferred Stock.

“Series A Liquidation Preference” means an amount in cash per share of Series A Preferred Stock equal to (as adjusted for stock splits, reverse stock splits and similar transactions with respect to the Series A Preferred Stock) the greater of (a)(i) the sum of the Series A Stated Value plus (ii) without duplication, any declared or accrued but unpaid dividends on such share of Series A Preferred Stock (including, for the avoidance doubt, any Series A Preferred Dividends and Additional Series A Dividends thereon) as of immediately prior to a Liquidation and (b) such amount as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock in accordance with Section 5 immediately prior to a Liquidation (without regard to any limitations on convertibility contained herein and plus any payment in respect of any fractional shares).

“Series A Preferred Dividends” shall have the meaning set forth in Section 3(a).

“Series A Redemption Price” shall have the meaning set forth in Section 16(a)(i).

“Series A Stated Value” means, with respect to each share of Series A Preferred Stock, an amount equal to (as adjusted for stock splits, reverse stock splits and similar transactions with respect to the Series A Preferred Stock) (a) the Series A Issue Price plus (b) on each Dividend Payment Date, an additional amount equal to the dollar value of any declared or accrued but unpaid Series A Preferred Dividends and/or Additional Series A Dividends.

“Stock Merger” shall have the meaning set forth in Section 16(b).

“Stock Merger Conditions” shall have the meaning set forth in Section 16(b).

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal national trading market for the Common Stock, then on the principal national securities exchange or securities market on which the Common Stock is then traded or admitted to trading (including any over-the-counter market); provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and Paying Agent and Conversion Agent for the Series A Preferred Stock, and its successors and permitted assigns.  The Transfer Agent initially shall be Continental Stock Transfer & Trust Corporation, Inc.

“Trigger Event” shall have the meaning set forth in Section 8(a)(vii).

“Volume Weighted Average Price” or “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Volume Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Volume Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder.  If the Corporation and the applicable Holder are unable to agree upon the fair market value of such security, then the Volume Weighted Average Price will be determined by an Independent Financial Advisor retained by the Corporation for such purpose.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(b)         Unless the context otherwise requires:  (i) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States; (ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Amendment, refer to this Certificate of Amendment as a whole and not to any particular provision of this Certificate of Amendment and the words “the date hereof”, when used in this Certificate of Amendment, refer to the date of this Certificate of Amendment; (iii) the definitions contained in this Certificate of Amendment are applicable to the singular as well as the plural forms of such terms; (iv) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (v) whenever the words “include,” “includes” or “including” are used in this Certificate of Amendment, they are deemed to be followed by the words “without limitation”; (vi) references to any Section, clause, Exhibit, or Schedule refer to the corresponding Section or clause of, or an Exhibit or Schedule to, this Certificate of Amendment; (vii) any reference to a day or number of days, unless expressly referred to as a Business Day or a Trading Day, shall mean the respective calendar day or number of calendar days; (viii) references to sections of or rules under the Exchange Act or the Securities Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act or the Securities Act shall include the U.S. Securities and Exchange Commission and judicial interpretations of such section or rule; (ix) headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Certificate of Amendment; and (x) unless otherwise expressly provided in this Certificate of Amendment, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 3              Dividends.

(a)          From and after the Series A Closing Date, each Holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of stock of the Corporation, shall be entitled to receive, with respect to each share, or fraction of a share, of Series A Preferred Stock then outstanding and held by such Holder and with respect to each Dividend Period, cash dividends in an amount equal to the Dividend Rate multiplied by the Series A Stated Value on and as of the first day of each such Dividend Period (the “Series A Preferred Dividends”).  If and to the extent that the Corporation does not pay the entire Series A Preferred Dividends on each share of Series A Preferred Stock for a particular Dividend Period in accordance with this Section 3 on the applicable Dividend Payment Date for such period, the unpaid portion of the Series A Preferred Dividends shall be automatically added to the outstanding Series A Stated Value as provided in the definition thereof.  The Series A Preferred Dividends shall accrue on a daily basis at the Dividend Rate and be cumulative, commencing from and including the Series A Closing Date, whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends, shall compound on each Dividend Payment Date and shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.  The Series A Preferred Dividends payable at the Dividend Rate on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months.  The amount of dividends payable at the Dividend Rate on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months, and actual days elapsed over a thirty (30)-day month.

(b)         The Corporation shall make each dividend payment on the Series A Preferred Stock in cash.  Notwithstanding anything to the contrary in this Certificate of Amendment, such cash dividends shall be paid only to the extent that (i) the Corporation has funds legally available for such payment, (ii) the Corporation is not prohibited by any indebtedness of the Corporation, and (iii) the board of directors of the Corporation, or an authorized committee thereof, declares such dividend payable.  To the extent the board of directors of the Corporation desires to declare any cash dividend or other distribution in cash on the Common Stock during any Dividend Period that requires a corresponding cash dividend on the Series A Preferred Stock in accordance with Section 3(d), it may do so only to the extent that (A) the Corporation has funds legally available for the payment of such dividend or distribution in cash on all of the shares of Common Stock and Series A Preferred Stock then outstanding, (B) the Corporation is not prohibited by any indebtedness of the Corporation, and (C) such cash dividend or distribution on the Common Stock and the Series A Preferred Stock shall be payable only on the applicable Dividend Payment Date for such Dividend Period.

(c)          From and after the Additional Series A Dividend Accrual Date, each Holder of then-outstanding shares of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of stock of the Corporation, shall thereafter be entitled to receive cash dividends accruing on a daily basis from the Additional Series A Dividend Accrual Date, through and including the date on which such dividends are paid in full by the Corporation, at a rate of two point four percent (2.40%) per annum of the Series A Stated Value per share of Series A Preferred Stock.  The Additional Series A Dividends shall be in addition to, and not a substitute for or payment in lieu of, the Series A Preferred Dividends.  The Additional Series A Dividends shall increase by two percent (2.00%) per annum of the Series A Stated Value per share of Series A Preferred Stock upon the occurrence and during the continuance of a Series A Dividend Increase Event.  For the avoidance of doubt, in no event shall the Additional Series A Dividends accrue at a rate greater than fourteen percent (14%) per annum whether or not there shall be at any time more than one Series A Dividend Increase Events.  The Additional Series A Dividends shall be cumulative, commencing from and including the Additional Series A Dividend Accrual Date, whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends, shall compound on each Dividend Payment Date and shall be payable in arrears on the first Dividend Payment Date after the Additional Series A Dividend Accrual Date.  Notwithstanding anything to the contrary in this Certificate of Amendment, if and to the extent that the Corporation does not pay the entire amount of the Additional Series A Dividends on each share of Series A Preferred Stock for a particular Dividend Period in accordance with this Section 3(c) on the applicable Dividend Payment Date for such period, the unpaid portion of the Additional Series A Dividends shall be automatically added to the outstanding Series A Stated Value.  The Additional Series A Dividends payable pursuant to this Section 3(c) on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief in connection with any Series A Dividend Increase Event.

(d)          Subject to Section 3(b), in addition to the dividends accruing on the Series A Preferred Stock pursuant to Section 3(a) and Section 3(c), in the event that the Corporation shall at any time declare or pay a dividend on or declare or make a distribution in respect of the Common Stock (whether in cash, in kind or in other property) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time and on the same terms, declare and pay or declare and distribute to each Holder a dividend (or distribution) equal to the dividend that would have been payable to such Holder if the shares, or fraction of a share, of Series A Preferred Stock held by such Holder had been converted into Common Stock on the Record Date for such dividend or distribution.

(e)          Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders entitled thereto based upon the Series A Stated Value on all shares of Series A Preferred Stock held by each such Holder.

Section 4              Liquidation.

(a)          Upon any Liquidation, after the satisfaction in full of the debts of the Corporation, the Holders of the Series A Preferred Stock shall receive from the net assets of the Corporation the Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock held by such Holders, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of the Series A Preferred Stock shall be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(b)          The Corporation shall mail written notice of any such Liquidation by first-class or registered mail, postage prepaid, return receipt requested, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

(c)         For purposes of this Section 4 and subject to the rights of the Holders set forth in Section 16(b) and Section 16(f), a Fundamental Change shall be deemed a Liquidation, and the Holders of the Series A Preferred Stock shall be entitled to be paid out of the consideration payable to shareholders in such Fundamental Change or the assets of the Corporation (or its successor) the Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock held by such Holders, before any payment shall be made to the holders of any Junior Securities, unless (A) waived by the Required Series A Holders or (B) such Fundamental Change is a Stock Merger in which the consideration payable to all the holders of Common Stock in such Fundamental Change is solely in shares of capital stock of another Person and with respect to such shares of capital stock of such other Person each of the Stock Merger Conditions has been satisfied in full, in which case, each share of Series A Preferred Stock shall be converted into the right to receive the kind and amount of shares of capital stock of such other Person which a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock immediately prior to the date on which such Fundamental Change event occurs or becomes effective would have been entitled to receive pursuant to such Fundamental Change.

Section 5              Right of the Holders to Convert.

(a)          From and after the Series A Closing Date, each Holder shall have the right, at such Holder’s sole option, subject to the conversion procedures set forth in Section 7 and without the payment of additional consideration by the Holder thereof, to convert all or any portion of such Holder’s Series A Preferred Stock at any time and from time to time into that number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Series A Stated Value of such share of Series A Preferred Stock plus (B) without duplication, any declared or accrued and unpaid dividends (including, for the avoidance of doubt, any Series A Preferred Dividends, Additional Series A Dividends and any cash in lieu of fractional shares) in respect of the Series A Preferred Stock up to but not including the Conversion Date divided by (ii) the Series A Conversion Price as of the applicable Conversion Date.

(b)         Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any restrictions on transfer (other than restrictions on transfer arising under applicable federal and state securities laws) and shall be free and clear from all taxes, liens, encumbrances, duties and charges arising out of or by reason of the issue thereof.

Section 6              Mandatory Conversion by Right of the Corporation.

(a)          At any time on or after November 14, 2022, if:

(i)         the Closing Price for the immediately preceding twenty (20) Trading Days to the date on which the Corporation delivers the Notice of Mandatory Series A Conversion is equal to or greater than 2.25 times the Series A Conversion Price;

(ii)         the average volume of shares of Common Stock traded for the immediately preceding twenty (20) Trading Days to the date on which the Corporation delivers the Notice of Mandatory Series A Conversion is equal to or greater than twenty thousand (20,000) shares (as adjusted for stock splits, reverse stock splits and similar transactions);

(iii)        all the shares of Common Stock into which the Series A Preferred Stock are convertible shall, upon issuance, be freely tradable by the applicable Holder under an effective registration statement filed by the Corporation pursuant to the Securities Act without any volume or manner of sale limitations applicable to “affiliates” as defined therein; and

(iv)        the Corporation shall not be in breach in any material respect of any of its obligations under this Certificate of Amendment, the Securities Purchase Agreement or the Registration Rights Agreement;

then the Corporation may elect to cause to be converted (a “Mandatory Series A Conversion”) all or any portion of each Holder’s outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Corporation for any Mandatory Series A Conversion pursuant to this Section 6(a), the “Mandatory Series A Conversion Date”).  In the case of a Mandatory Series A Conversion, each share of Series A Preferred Stock then outstanding shall be converted into that number of shares of Common Stock equal to the quotient of (A) the sum of (1) the Series A Stated Value of such share of Series A Preferred Stock plus (2) without duplication, any declared or accrued and unpaid dividends (including, for the avoidance of doubt, any Series A Preferred Dividends, Additional Series A Dividends and any cash in lieu of fractional shares) in respect of the Series A Preferred Stock up to but not including the Conversion Date divided by (B) the Series A Conversion Price as of the applicable Conversion Date.

(b)          If on or after November 14, 2022 each of the conditions set forth in Section 6(a) has been satisfied in full and the Corporation elects to effect a Mandatory Series A Conversion, then the Corporation shall provide written notice of Mandatory Series A Conversion to each Holder (such notice, a “Notice of Mandatory Series A Conversion”).  The Mandatory Series A Conversion Date selected by the Corporation shall be no less than five (5) Business Days and no more than fifteen (15) Business Days after the date on which the Corporation provides the Notice of Mandatory Series A Conversion to the Holders.  The Notice of Mandatory Series A Conversion shall state, as appropriate:  (i) the Mandatory Series A Conversion Date selected by the Corporation; and (ii) the Series A Conversion Rate as in effect on the Mandatory Series A Conversion Date and the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder.  Notwithstanding anything to the contrary in this Section 6, any Holder shall be permitted to convert any or all of its shares of Series A Preferred Stock prior to the Mandatory Series A Conversion Date, including any shares subject to a Mandatory Series A Conversion, in the manner contemplated by Section 5 and Section 7.

(c)          Any shares of Common Stock issued upon a Mandatory Series A Conversion shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any restrictions on transfer (other than restrictions on transfer arising under applicable federal and state securities laws) and shall be free and clear from all taxes, liens, encumbrances, duties and charges arising out of or by reason of the issue thereof.

Section 7              Conversion Procedures and Effect of Conversion.

(a)          Conversion Procedure.  A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 7(a):  (i) in the case of a conversion pursuant to Section 5(a), complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be conditioned on the completion of a Fundamental Change or other corporate transaction as specified by the applicable Holder in such Conversion Notice), and deliver such notice to the Corporation with a copy to the Conversion Agent; (ii) deliver to the Corporation or the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 12.  The foregoing clauses (ii), (iii) and (iv) shall be the only conditions applicable to the Holders in respect of the issuance of shares of Common Stock to the Holders in the event of a Mandatory Series A Conversion pursuant to Section 6.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 5(a), the date on which such Holder complies with the procedures in this Section 7(a) and (B) with respect to a Mandatory Series A Conversion pursuant to Section 6(a), the Mandatory Series A Conversion Date.

(b)         Effect of Conversion.  Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Series A Preferred Dividends and Additional Series A Dividends thereon shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and on conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c)          Record Holder of Underlying Securities as of Conversion Date.  The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of immediately prior to the close of business on such Conversion Date.  As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 7(a) (and in any event no later than five (5) Business Days thereafter), the Corporation shall issue and deliver the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares and any Excess Amount (as defined below)) in accordance with this Section 7(c).  Such delivery of shares of Common Stock shall be made, at the sole option of the applicable Holder, by the Corporation to the appropriate Holder on a book-entry basis, through the facilities of The Depository Trust Company (DTC), or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 5(a)) or in the records of the Corporation or the Conversion Agent, as applicable (in the case of a Mandatory Series A Conversion).  Any cash payable in lieu of fractional shares shall be delivered to the applicable Holder at the address for such Holder as set forth in the Conversion Notice.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be delivered upon conversion of shares of Series A Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall register and deliver such shares in the name of the Holder as shown on the records of the Conversion Agent and by book-entry through the facilities of The Depository Trust Company (DTC).

(d)          Failure to Convert.  In addition to any other rights available to the Holder, if the Corporation shall fail for any reason or no reason to issue to a Holder of Series A Preferred Stock a certificate representing the Conversion Shares within five (5) Business Days after the applicable Conversion Date and duly register the shares of Common Stock on the Corporation’s stock register or to credit such Holder’s balance account with The Depository Trust Company (DTC) for such number of shares of Common Stock to which such Holder is entitled upon such conversion, and if on or after the Conversion Date such Holder purchases, or another Person purchases on such Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares that such Holder anticipated receiving upon the conversion from the Corporation (a “Buy-In”), then the Corporation shall pay in cash to the Holder the amount, if any, by which (A) the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds (B) the product of (1) the number of shares of Common Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.  The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing the Conversion Shares as required pursuant to the terms hereof.

(e)         No Fractional Shares.  In the event a fractional share of Common Stock would be issued on conversion, the Corporation will, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the product of (i) such fraction, multiplied by (ii) the arithmetic average of the Volume Weighted Average Price of the Common Stock for the ten (10) Trading Days immediately prior to the applicable Conversion Date.  No Holder of Series A Preferred Stock will be entitled to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.

(f)          Beneficial Ownership Limitation. The Corporation may not issue to a Holder of shares of Series A Preferred Stock, upon conversion of such of Series A Preferred Stock, a number of shares of Common Stock that would cause such Holder to beneficially own, in the aggregate, a number of shares of the Corporation’s capital stock that represents in excess of 19.99% of the Corporation’s aggregate number of shares of Common Stock outstanding after the issuance of such shares or the Corporation’s voting power outstanding after the issuance of such shares (collectively, the “Hard Cap”), unless (a) the Corporation obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (b) the Corporation is not subject to rules of the Principal Market limiting issuances of shares of Common Stock in excess of such amount without stockholder approval; provided that such Holder and its Affiliates shall be entitled to convert any number of shares of Series A Preferred Stock as would result in such Holder and its Affiliates to beneficially own, in the aggregate, an amount of shares of Common Stock (after giving effect to the conversion) being equal to or less than the Hard Cap; provided, further, that the Corporation shall have the option to deliver, upon the applicable Holder’s request, in lieu of any shares of Common Stock otherwise deliverable upon conversion in excess of the Hard Cap, an amount in cash per share (or other consideration that is mutually acceptable to such Holder and the Corporation) equal to the Volume Weighted Average Price per share of Common Stock on the Trading Day immediately preceding the applicable Conversion Date (such cash amount, the “Excess Amount”).

Section 8              Adjustment of Conversion Rate.

(a)          Adjustments.  The Series A Conversion Rate shall be subject to adjustment from time to time as set forth below upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Series A Conversion Rate if Holders of the Series A Preferred Stock participate (solely as a result of holding shares of Series A Preferred Stock, and at the same time and upon the same terms as holders of Common Stock) in any of the transactions described in this Section 8(a) as if they held a number of shares of Common Stock equal to the Series A Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders, without having to convert their Series A Preferred Stock:

(i)          The issuance of Common Stock as a dividend or distribution to holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Series A Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Series A Conversion Rate in effect (A) immediately prior to the close of business on the Record Date for such dividend or distribution, or (B) immediately prior to the open of business on the effective date of such subdivision, combination or reclassification.

CR1 = the new Series A Conversion Rate in effect (A) immediately after the close of business on the Record Date for such dividend or distribution, or (B) immediately after the open of business on the effective date of such subdivision, combination or reclassification.

OS0 = the number of shares of Common Stock outstanding (A) immediately prior to the close of business on the Record Date for such dividend or distribution or (B) immediately prior to the open of business on the effective date of such subdivision, combination or reclassification.

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event.

Any adjustment made pursuant to this clause (i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision, combination or reclassification, as the case may be.  If any such event is announced or declared but does not occur, the Series A Conversion Rate shall be readjusted, effective as of the date the board of directors of the Corporation announces that such event shall not occur, to the Series A Conversion Rate that would then be in effect if such event had not been declared.

(ii)         The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 8(a)(vii) shall apply)), Options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(OS0+X) / (OS0+Y)]

CR0 = the Series A Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance.

CR1 = the new Series A Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or issuance.

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance.

X = the total number of shares of Common Stock issuable pursuant to such rights, Options or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, Options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this clause (ii), in determining whether any rights, Options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, Options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance.  In the event that such rights, Options or warrants are not so issued, the Series A Conversion Rate shall be readjusted, effective as of the date the board of directors of the Corporation publicly announces its decision not to issue such rights, Options or warrants, to the Series A Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared.  To the extent that such rights, Options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, Options or warrants upon the exercise of such rights, Options or warrants, the Series A Conversion Rate shall be readjusted to the Series A Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, Options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)       The Corporation or one or more of its subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 8(a)(v)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the Volume Weighted Average Price per share of Common Stock for each of the ten (10) consecutive Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]

CR0 = the Series A Conversion Rate in effect immediately prior to the close of business on the Expiration Date.

CR1 = the new Series A Conversion Rate in effect immediately after the close of business on the Expiration Date.

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares of Common Stock tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date.

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase.

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase.

SP1 = the arithmetic average of the Volume Weighted Average Price per share of Common Stock for each of the ten (10) consecutive Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such adjustment shall become effective immediately after the close of business on the Expiration Date.  If an adjustment to the Series A Conversion Rate is required under this Section 8(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 8(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 8(a)(iii).

In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Series A Conversion Rate shall be readjusted to be the Series A Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)         The Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its capital stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 8(a)(i) or Section 8(a)(ii) hereof, (B) Distribution Transactions as to which Section 8(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 8(a)(vi) shall apply and (D) rights, Options or warrants distributed in connection with a stockholder rights plan as to which Section 8(a)(vii) shall apply (any of such shares of its capital stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – FMV)]

CR0 = the Series A Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution.

CR1 = the new Series A Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution.

SP0 = the Current Market Price as of the Record Date for such dividend or distribution.

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0 (as defined above), then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Series A Conversion Rate on the Record Date for such dividend or distribution.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution.  If any such dividend or distribution is declared but does not occur, the Series A Conversion Rate shall be readjusted, effective as of the date the board of directors of the Corporation announces that such dividend or distribution shall not occur, to the Series A Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)          The Corporation effects a Distribution Transaction, in which case the Series A Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Series A Conversion Rate in effect immediately prior to the open of business on the effective date of the Distribution Transaction.

CR1 = the new Series A Conversion Rate in effect immediately after the open of business on the effective date of the Distribution Transaction.

FMV = the arithmetic average of the Volume Weighted Average Price for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation), for each of the ten (10) consecutive Trading Days commencing with, and including, the effective date of the Distribution Transaction.

MP0 = the arithmetic average of the Volume Weighted Average Price per share of Common Stock for each of the ten (10) consecutive Trading Days commencing on, and including, the effective date of the Distribution Transaction.

Such adjustment shall become effective immediately following the open of business on the effective date of the Distribution Transaction.  If an adjustment to the Series A Conversion Rate is required under this Section 8(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 8(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 8(a)(v).

(vi)         The Corporation makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – C)]

CR0 = the Series A Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution.

CR1 = the new Series A Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution.

SP0 = the Current Market Price as of the Record Date for such dividend or distribution.

C = the amount in cash per share of Common Stock the Corporation pays or distributes to all or substantially all holders of its Common Stock; provided that, if C is equal to or greater than SP0 (as defined above), then in lieu of the foregoing adjustment, the Corporation shall pay to each Holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such Holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such Holder, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Series A Conversion Rate on the Record Date for such dividend or distribution.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after the close of business on the Record Date for such dividend or distribution.  If any dividend or distribution is declared but not paid, the Series A Conversion Rate shall be readjusted, effective as of the date the board of directors of the Corporation announces that such dividend or distribution will not be paid, to the Series A Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii)       If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Series A Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Corporation Common Stock as described in Section 8(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, Options or warrants ordinarily subject to such Section 8(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof.  Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock or other property or securities, the Series A Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 8(a)(i) or Section 8(a)(iv), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Series A Conversion Rate shall be readjusted to the Series A Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

(b)         Calculation of Adjustments.  All adjustments to the Series A Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).  No adjustment to the Series A Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1.00%) of the Series A Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent (1.00%) that has not been made will be made upon any Conversion Date or redemption or repurchase date.  All calculations under this Section 8(b) shall be to the nearest cent.

(c)          When No Adjustment Required.

(i)         Except as otherwise provided in this Section 8, the Series A Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii)         Except as otherwise provided in this Section 8, the Series A Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)         No adjustment to the Series A Conversion Rate will be made:

(A)         upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)          upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by the Corporation or any of its subsidiaries;

(C)          upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in the immediately preceding clause (B) and outstanding as of the Series A Closing Date, including the Series A Preferred Stock; or

(D)          solely for a change in the par value of the Common Stock.

(d)          Successive Adjustments.  After an adjustment to the Series A Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Series A Conversion Rate as so adjusted.

(e)          Multiple Adjustments.  For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Series A Conversion Rate pursuant to this Section 8 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection that produces the largest adjustment shall be applied.

(f)          Notice of Adjustments.  Whenever the Series A Conversion Rate is adjusted as provided under this Section 8, the Corporation shall as soon as reasonably practicable (and in no event later than fifteen (15) days) following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)          compute the adjusted applicable Series A Conversion Rate in accordance with this Section 8 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Series A Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)         provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Series A Conversion Rate was determined and setting forth the adjusted applicable Series A Conversion Rate.

(g)         Conversion Agent.  The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Series A Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same.  The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 8(g) and any adjustment contained therein, and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate.  The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock, and the Conversion Agent makes no representation with respect thereto.  The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 8.

(h)          Adjustment for Merger or Reorganization, Etc.  Subject to the provisions in Section 16(b), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (including any combination thereof but excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series A Preferred Stock shall be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and in such case, appropriate adjustment (as reasonably determined in good faith by a majority of the board of directors of the Corporation, or an authorized committee thereof, including in any such case the approval of the Series A Director) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Series A Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.  In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 8, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction.  The determination:  (i) will be made by Holders representing a majority of the shares of Series A Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of:  (A) the deadline for elections to be made by holders of Common Stock, and (B) two (2) Trading Days prior to the anticipated effective date of such transaction.

Section 9             Notices.  (a) Upon any adjustment of the Series A Conversion Rate or the number of Conversion Shares, then, and in each such case, the Corporation shall give written notice thereof by first-class mail, postage prepaid, return receipt requested, addressed to each Holder of Series A Preferred Stock at the address of such Holder as shown on the records of the Corporation or the Transfer Agent, as applicable, which notice shall state the Series A Conversion Rate resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(b)          In addition, in case at any time:

(i)           the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii)          the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(iii)        there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a share exchange, consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another Person;

(iv)        there shall be any Liquidation; or

(v)          there shall be any Fundamental Change;

then, in any one or more of said cases, the Corporation shall give, by first-class mail, postage prepaid, return receipt requested, addressed to each Holder at the address of such Holder as shown on the records of the Corporation or the Transfer Agent, as applicable, (A) at least twenty (20) days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change or Liquidation, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change or Liquidation, at least thirty (30) days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Fundamental Change or Liquidation, as the case may be.

Section 10          Stock to be Reserved.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series A Preferred Stock.  All shares of Common Stock which shall be so issued shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any restrictions on transfer (other than restrictions on transfer arising under applicable federal and state securities laws) and shall be free and clear from all taxes, liens, encumbrances, duties and charges arising out of or by reason of the issue thereof, and shall be approved for listing on the NASDAQ Global Select Market if shares of Common Stock generally are so listed (or any other national securities exchange on which the Common Stock is listed).  The Corporation shall take all actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

Section 11           Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise.  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and may be redesignated as any series of preferred stock of the Corporation and reissued.

Section 12           Issue Taxes and Fees.  The issuance or delivery of certificates, if any, for shares of Common Stock upon conversion of the Series A Preferred Stock or for any shares of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, documentary tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

Section 13           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

Section 14           Voting.  In addition to any class voting rights provided by law, by the Certificate of Incorporation or the bylaws of the Corporation or by this Certificate of Amendment, the Holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock (and, if applicable, holders of any other class or series of capital stock of the Corporation) are entitled to vote or to consent (including the election of directors), whether at a meeting or by written consent.  With respect to the voting rights of the Holders of the Series A Preferred Stock, each Holder of Series A Preferred Stock shall be entitled to cast one vote for each share of Common Stock that, subject to the limitations set forth in Section 7(f) but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock, would be issuable to such Holder upon the conversion of all the shares of Series A Preferred Stock held by such Holder on the record date for the determination of shareholders entitled to vote or consent (or if no such record date is established, at and as of the date such vote or consent is taken or any written consent of shareholders is first executed) at a conversion rate the numerator of which is the Series A Stated Value for each share of Series A Preferred Stock and the denominator of which is the Series A Conversion Price. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any meeting of the shareholders of the Corporation in accordance with the applicable provisions of the Certificate of Incorporation or the bylaws of the Corporation.

Section 15            Certain Restrictions.  In addition to any other vote of the Holders required by law, by the Certificate of Incorporation or the bylaws of the Corporation or by this Certificate of Amendment, so long as any shares or fraction of a share of Series A Preferred Stock remain outstanding, without the prior written consent or affirmative vote of the Required Series A Holders, given in writing or by vote at a meeting called for that purpose, consenting or voting (as the case may be) separately as a class, the Corporation shall not directly or indirectly (and any such act taken or transaction entered into without such consent or vote shall be null and void ab initio and of no force and effect):

(a)          (i) authorize, create, designate, establish or issue (whether by merger, consolidation, operation of law or otherwise) (A) an increased number of shares of Series A Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or (ii) reclassify any shares of Common Stock into shares having any preference or priority as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation superior to or on parity with any such preference or priority of the Series A Preferred Stock;

(b)          amend, modify, restate, alter or repeal (whether by merger, consolidation, operation of law or otherwise) any of the powers, designations, privileges, preferences or other rights of the Series A Preferred Stock;

(c)          amend, modify, restate, alter or repeal (whether by merger, consolidation, operation of law or otherwise) any provision of the Certificate of Incorporation or the bylaws of the Corporation in a manner which would have an adverse effect on any of the powers, designations, privileges, preferences or other rights of the Series A Preferred Stock or the Holders thereof;

(d)          declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Corporation to redeem, repurchase or acquire, any Junior Securities if there are any declared or accrued and unpaid Series A Preferred Dividends or Additional Series A Dividends other than (i) payment of dividends in additional shares of Common Stock of the Corporation that are subject to Section 8 or (ii) repurchases of shares of Common Stock from former directors, officers or employees who performed services for the Corporation in connection with the cessation of such employment or service in accordance with the terms of the Corporation’s stock plans and underlying agreements existing as of the Series A Closing Date pursuant to which such shares of Common Stock were awarded or otherwise issued or in accordance with the terms of stock plans and underlying agreements that were approved by a majority of the board of directors of the Corporation, including in any such case the approval of the Series A Director;

(e)          (i) incur, assume or suffer to exist any indebtedness or (ii) enter into any agreement the terms of which prohibit any redemption or conversion of the Series A Preferred Stock, other than in the case of clause (i) indebtedness (A) procured from secured lenders of the Corporation holding outstanding indebtedness of the Corporation as of the Series A Closing Date in an aggregate amount not to exceed the maximum amount of credit provided for pursuant to the credit agreement with such secured lender as in effect on and as of the Series A Closing Date (“Senior Secured Debt Agreement”) and (B) any indebtedness permitted to be incurred under the Senior Secured Debt Agreement;

(f)          create any subsidiary that is not one hundred percent (100%) owned by the Corporation or another one hundred percent (100%) owned subsidiary of the Corporation, except in the event that such subsidiary is created by approval of a majority of the board of directors of the Corporation, including in any such case the approval of the Series A Director;

(g)          effect any voluntary petition under any applicable federal or state bankruptcy or insolvency law; or

(h)          agree to do any of the foregoing.

Section 16            Redemption.

(a)          Redemption Right.

(i)          From and after November 14, 2024, the Corporation shall have the right, at the Corporation’s option, to redeem for cash on a pro rata basis all or any portion of each Holder’s shares of Series A Preferred Stock at a per share price equal to the Series A Liquidation Preference in effect on the Redemption Date (the “Series A Redemption Price”).

(ii)         The Corporation may exercise its redemption right pursuant Section 16(a)(i) by delivering to the applicable Holder of shares of Series A Preferred Stock at the address for such Holder shown on the records of the Corporation or the Transfer Agent, as applicable, a written notice stating (A) the Corporation’s intention to exercise its redemption right, (B) the aggregate number of such Holder’s shares of Series A Preferred Stock to be redeemed, (C) the applicable Series A Redemption Price, and (D) the proposed place and date of such redemption (the “Redemption Notice”).

(iii)        The Corporation shall mail the Redemption Notice by first-class or registered mail, postage prepaid, return receipt requested, to each applicable Holder of shares of Series A Preferred Stock at the address for such Holder shown on the records of the Corporation or the Transfer Agent, as applicable, at least ninety (90) days prior to the proposed date of redemption set forth in the Redemption Notice.

(b)         In the event of a Fundamental Change, unless waived by the Required Series A Holders, each Holder shall have the right, at the Holder’s sole option, to require the Corporation (or its successor) to redeem all or any portion of such Holder’s shares of Series A Preferred Stock at a price equal to the Series A Redemption Price by delivery of a written notice to the Corporation (the “Redemption Request”) at least fifteen (15) days prior to the proposed date of redemption set forth in the Redemption Request; provided that in the event that such Fundamental Change is a merger involving the Corporation in which all the Common Stock is solely converted into or exchanged for shares of capital stock of another Person (a “Stock Merger”), the Holders of shares of Series A Preferred Stock shall not have the right to require the Corporation to redeem all or any portion of such Holder’s shares of Series A Preferred Stock pursuant to this Section 16(b) if, and only if (the “Stock Merger Conditions”):

(i)          the VWAP (with references to the Principal Market in the definition of VWAP being in this case to the principal national trading market for the shares of capital stock of such other Person) on the date on which such Stock Merger is publicly announced for each share of the stock consideration payable to the holders of Common Stock in such Stock Merger per share of Common Stock inclusive of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is equal to or greater than 2.25 times the Series A Conversion Price (such price, the “Stock Merger Price”);

(ii)         all the stock consideration payable to the holders of Common Stock in such Stock Merger is listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange (and not subject to any ongoing or pending delisting proceedings);

(iii)        the average trading volume of the stock consideration payable to the holders of Common Stock in such Stock Merger for the preceding twenty (20) consecutive Trading Days to the date on which such Stock Merger is publicly announced is equal to or greater than the average trading volume of the shares of Common Stock for the preceding twenty (20) consecutive Trading Days to the date on which such Stock Merger is publicly announced on the Principal Market; and

(iv)         the dollar amount on a per share basis of the stock consideration payable to the holders of Common Stock in such Stock Merger (calculated based on the product of (A) the number of such shares of capital stock to be received by a Holder in such Stock Merger multiplied by (B) the Stock Merger Price) is greater than the dollar amount on a per share basis resulting from the product of (1) the number of shares of Common Stock as would have been issuable to a Holder had all shares of Series A Preferred Stock held by such Holder been converted immediately prior to the date on which such Stock Merger is publicly announced at the Series A Conversion Rate multiplied by (2) the average Closing Price of the Common Stock for the twenty (20) Trading Days immediately prior to the date on which such Stock Merger is publicly announced;

in which case, and to the extent that such Stock Merger shall occur or become effective and each of the Stock Merger Conditions has been satisfied in full, the terms of Section 8(h) shall apply to any such Holders of shares of Series A Preferred Stock and such Holders of shares of Series A Preferred Stock shall have the right to receive the kind and amount of shares of capital stock of such other Person which a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock immediately prior to the date on which such Stock Merger occurs or becomes effective would have been entitled to receive pursuant to such Stock Merger.

(c)          The Corporation shall pay to such Holder the applicable Series A Redemption Price by wire transfer of immediately available funds on the redemption date set forth in the Redemption Notice or Redemption Request, as applicable.  The Corporation shall remain liable for the payment of the applicable Series A Redemption Price with respect to the shares of Series A Preferred Stock to be redeemed to the extent such amounts are not promptly paid in full as provided herein.

(d)        Shares of Series A Preferred Stock to be redeemed on the redemption date set forth in the Redemption Notice or Redemption Request, as the case may be, will from and after such redemption date, no longer be deemed to be outstanding; and all powers, designations, privileges, preferences and other rights of the holder thereof as a holder of shares of Series A Preferred Stock (except the right to receive from the Corporation the applicable Series A Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Series A Redemption Price in full, such share of Series A Preferred Stock shall remain outstanding and shall be entitled to all of the powers, designations, privileges, preferences and other rights as provided herein.

(e)          Any redemption of shares of Series A Preferred Stock pursuant to this Section 16 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor.  At the time of the Redemption, the Corporation shall take all actions required or permitted under New Jersey law to permit the Redemption and to make funds legally available for such Redemption.  If the funds of the Corporation legally available for Redemption on any redemption date are insufficient to redeem all the shares of the Series A Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available shall be used first to redeem, on a pro rata basis from the Holders thereof based on the number of shares of Series A Preferred Stock then held, the maximum possible number of shares of the Series A Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series A Preferred Stock to be redeemed.  At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds shall be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence.

(f)          Notwithstanding anything to the contrary in this Certificate of Amendment, at any time after delivering a request for redemption pursuant to Section 16(a)(i) or the receipt by a Holder of a notice of redemption from the Corporation pursuant to Section 16(b) and prior to receipt of the redemption price therefor, such Holder shall be permitted to convert any or all of its shares of Series A Preferred Stock, including any shares subject to a Redemption Notice or Redemption Request, as applicable, in the manner contemplated by Section 5 and Section 7.

Section 17            Series A Director.

(a)         Series A Directors.  Each Person appointed or elected to the board of directors of the Corporation by the Holders is referred to herein as a “Series A Director”.  The initial Series A Director shall be John A. Bartholdson, to serve until at least the 2020 annual meeting of the Corporation’s shareholders.

(b)          Election; Removal; Replacement.

(i)          The Holders, voting separately as a class, shall have the right at each annual meeting of the shareholders of the Corporation or at any special meeting called for the purpose of electing directors, to elect the Series A Director as set forth in this Section 17(b).  Prior to the Series A Closing Date, the board of directors of the Corporation and all applicable committees thereof shall have taken all necessary actions to, effective as of the Series A Closing Date, increase the number of directors of the board of directors of the Corporation by one (1) and appoint the initial Series A Director, designated by the Holders pursuant to Section 17(a), as a director of the Corporation and a member of each committee of the board of directors of the Corporation (which appointment shall be effective as of the Series A Closing Date); provided that the Series A Director may decline to serve on any committee of the Corporation at any time; provided, further, that the Series A Director may request at any time to be added or re-appointed to any committee of the Corporation.  The Series A Director appointed or elected to the board of directors of the Corporation shall continue to hold office until the next annual meeting of the shareholders of the Corporation and until his or her successor is elected and qualified in accordance with this Section 17(b)(i) and the bylaws of the Corporation; provided that if the Series A Director is to be an individual other than John A. Bartholdson, such individual shall be subject to the approval of the board of directors of the Corporation, which approval shall not be unreasonably withheld, delayed or conditioned.  A majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent signed by the Holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting) shall have the sole right to remove the Series A Director.  Any vacancy created by the removal, resignation or death of the Series A Director shall solely be filled by a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent signed by the Holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting), and the individual so chosen to fill such vacancy shall be subject to the approval of the board of directors of the Corporation, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii)        The Holders of a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a class, shall have the right at each annual meeting of the shareholders of the Corporation or at any special meeting called for the purpose of electing directors to (or by written consent signed by the Holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting) nominate and elect one (1) Series A Director for so long as shares of Series A Preferred Stock are outstanding and the Conversion Shares issuable upon conversion thereof represent at least ten percent (10%) of the outstanding shares of Common Stock (after giving effect to the conversion of the Series A Preferred Stock).

(iii)        In accordance with the provisions of this Section 17(b)(iii), at each annual or special meeting of the Corporation’s shareholders at which the election of directors is to be considered, the board of directors of the Corporation shall nominate the Series A Director designated by the Holders of a majority of the Series A Preferred Stock for election to the board of directors of the Corporation.  The Corporation agrees to recommend, support and solicit proxies for the election of the Series A Director in the same manner in which the Corporation recommends, supports and solicits proxies for its other nominees up for election to the board of directors of the Corporation.  The Corporation agrees that the Series A Director shall receive the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the board of directors of the Corporation and the same compensation and other benefits for his or her service as a director as the compensation and other benefits received by other non-management directors on the board of directors of the Corporation.

Section 18         Corporate Opportunities.  Notwithstanding anything to the contrary in this Certificate of Amendment, to the fullest extent permitted by applicable law (including Section 14A:3-1(q) of the New Jersey Business Corporation Act (or any successor provision)), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any Holder or any of its officers, representatives, directors, agents, stockholders, members, partners, Affiliates, subsidiaries (other than the Corporation and its subsidiaries), or any of its designees on the Corporation’s board of directors (including the Series A Director) and/or any of its representatives who, from time to time, may act as officers of the Corporation (collectively, the “Covered Persons”) and each Covered Person may freely offer to any other Person or participate or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage (which may include investments or activities relating to competitors of the Corporation or its subsidiaries), including those competitive with the business of the Corporation or its subsidiaries, or other transactions in which the Corporation, its subsidiaries, any Covered Person or any other stockholder of the Corporation may have an interest or expectancy, unless in each case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity.  Any repeal or modification of this Section 18 will only be prospective and will not affect the rights under this Section 18 in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.  Notwithstanding anything to the contrary in this Certificate of Amendment or in the Certificate of Incorporation, the affirmative vote of the Required Series A Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Section 18.

Section 19           No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment.  Without limiting the generality of the foregoing, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series A Preferred Stock above the Series A Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series A Preferred Stock, and (c) shall, so long as any shares or fraction of a share of Series A Preferred Stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock then outstanding (without regard to any limitations on convertibility contained herein).

Section 20           Replacement of Certificates.  The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 21            No Waiver.  Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the New Jersey Business Corporation Act.

Section 22            No Preemptive Rights.  No Holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

Section 23           Transfer Agent, Conversion Agent, Registrar and Paying Agent.  The Corporation may, in its sole discretion, remove the Transfer Agent with ten (10) days’ prior written notice by first-class mail, postage prepaid, to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

Section 24           Amendment.  This Certificate of Amendment may only be altered, amended, or repealed by the affirmative vote of a majority of the whole board of directors of the Corporation and the Holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a single class.

Section 25           Waiver.  Notwithstanding anything to the contrary in this Certificate of Amendment, any provision in this Certificate of Amendment and any right of the Holders of the Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Section 26            Action By Holders.  Any action or consent to be taken or given by the Holders of the Series A Preferred Stock may be given either at a meeting of the Holders of the Series A Preferred Stock called and held for such purpose or by written consent.

Section 27          Severability.  If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is executed on behalf of the Corporation by its duly authorized officer this 14th day of November, 2019.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott Shaw
Name: Scott Shaw
Title: Chief Executive Officer

[Signature Page to Lincoln Educational Services Corporation Certificate of Amendment]

Exhibit A

FORM OF
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT SHARES OF
SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert (the “Conversion”) shares of Series A Convertible Preferred Stock, no par value per share (“Series A Preferred Stock”), of Lincoln Educational Services Corporation, a New Jersey corporation (the “Corporation”), into shares of Common Stock, no par value per share (“Common Stock”), of the Corporation according to the conditions of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, dated November 14, 2019, establishing the Series A Preferred Stock (the “Certificate of Amendment”).  The Corporation will pay any stock transfer, documentary, stamp or similar taxes on the issuance of the shares of the Corporation’s Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the applicable tax.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Amendment.

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Name of registered Holder:

Name or Names in which the certificate or certificates for any shares of Common Stock to be issued are to be registered:

Address for Delivery:

OR

DWAC Instruction:

Broker No.:
Account No.:

[HOLDER]

By:
Name:
Title:

A-1